UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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STATION CASINOS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ANNUAL MEETING

MAY 18, 2005

APRIL 18, 2005

DEAR FELLOW STOCKHOLDER:

We are pleased to enclose your materials for the Annual Meeting (the “Annual Meeting”) of Stockholders of Station Casinos, Inc. (the “Company”).  The meeting will be held on May 18, 2005 at Green Valley Ranch Station Casino, 2300 Paseo Verde, Henderson, Nevada at 10:00 a.m. local time.  I hope you are able to attend and look forward to updating you on the Company’s progress at that time.

Please give careful attention to the Company’s 2004 annual report.  As reflected in the annual report, the year 2004 was one of exceptional accomplishment for the Company.

The stockholders of the Company have been rewarded for its outstanding financial performance.  During 2004, the Company’s stock price increased $24.05 per share, a 79% increase in value, not including dividends.  Even more impressively, from January 1, 2004 through the date of this letter, your investment in the Company has increased $34.30 per share, or a 112% increase in value, not including dividends.

Further, the current year’s first quarter has been strong, and we recently raised our first quarter guidance based on the strength of the Las Vegas economy and strong same-store revenues.  Finally, as you read the annual report you will note a number of current and future development projects which should continue to grow our Company many years into the future.

ANNUAL MEETING

At the Annual Meeting, the Company’s stockholders will be asked to elect two directors, approve the Company’s 2005 Stock Compensation Program and ratify the appointment of the Company’s independent auditors.  Your Board of Directors strongly recommends that you vote in favor of these proposals.

At the Annual Meeting, the Company’s stockholders will also be asked to vote on three non-binding stockholder proposals submitted by the Culinary Workers Local Union 226 and UNITE HERE (the “Union”).  The Union, owner of 262 shares of common stock, has commenced a proxy contest to solicit support for its proposals.  Therefore, you may receive a copy of the Union’s own proxy materials, including its own form of proxy.

Your Board of Directors is unanimously opposed to the Union’s proposals and strongly recommends that you vote against those proposals.  Please support your Board of Directors by discarding any proxy the Union may send to you.

You should be aware that the Union has been engaged in a long-standing campaign to unionize the Company’s workforce and we believe this proxy contest is nothing more than a thinly-disguised pressure tactic to promote that union organizing agenda.  We are extremely proud of the excellent relationship we have with our employees.  Notably, in January 2005, Station Casinos was named by Fortune Magazine as one of the nation’s “100 Best Companies to Work for.”  The Company is the first Nevada-based employer and first member of the gaming industry to be selected for this honor.

The position of your Board of Directors with respect to the Union’s stockholder proposals is explained in the accompanying proxy statement.  We carefully considered the issues raised in the proposals (cognizant of the current debate with respect to governance issues) and concluded that, at this time, the Company’s position on these issues is appropriate, particularly in light of the strong returns that the Company is generating for stockholders.  Your Board of Directors does not believe that a ‘one size fits all’ approach is appropriate in these matters and urges you, after considering what we believe is the Union’s true motivation in pursuing this proxy contest, to vote against the three Union stockholder proposals.  We ask that you support your Board of Directors by signing, dating and promptly mailing your enclosed WHITE proxy.

On behalf of your Board of Directors, thank you for your continued interest and support.

Sincerely,

Frank J. Fertitta III

Chairman of the Board and

Chief Executive Officer

IMPORTANT

TO SUPPORT YOUR BOARD OF DIRECTORS, PLEASE SIGN, DATE AND PROMPTLY MAIL THE COMPANY’S WHITE PROXY OR VOTING INSTRUCTION FORM.  DO NOT SIGN AND RETURN ANY CARD OR FORM SENT ON BEHALF OF THE UNION, NOT EVEN AS A VOTE OF PROTEST, OR IT WILL CANCEL YOUR EARLIER VOTE TO SUPPORT THE COMPANY.

STOCKHOLDERS WITH QUESTIONS OR REQUIRING ASSISTANCE MAY CALL D.F. KING & CO., INC., WHICH IS ASSISTING YOUR COMPANY, TOLL-FREE AT 1-888-887-0082.